Exhibit 99.1

For Immediate Release:

Bank of Commerce Holdings Announces Results for the Third Quarter of 2020

SACRAMENTO, California, October 16, 2020 / GLOBE NEWSWIRE—Bank of Commerce Holdings (NASDAQ: BOCH) (the “Company”), a $1.740 billion asset bank holding company and parent company of Merchants Bank of Commerce (the “Bank”), today announced financial results for the quarter and nine months ended September 30, 2020. Net income for the quarter ended September 30, 2020 was $4.3 million or $0.26 per share – diluted, compared with net income of $4.6 million or $0.26 per share – diluted for the same period of 2019. Net income for the nine months ended September 30, 2020 was $9.1 million or $0.53 per share – diluted, compared with net income of $10.6 million or $0.59 per share – diluted for the same period of 2019.

Significant Items for the third quarter of 2020:

●	$1.1 million provision for loan and lease losses.
●	COVID-19 loan deferrals totaled $38.6 million at September 30, 2020. Loans with payment deferrals at June 30, 2020 totaling $82.5 million have resumed making payments.

Randall S. Eslick, President and CEO commented: “Throughout this unusual year we have not forgotten that we are responsible to many constituents. The pandemic has prompted us to physically modify our banking offices and many of our employees continue to work remotely. But these changes have not hindered our ability to diligently meet the needs of our depositors, borrowers and communities. We remain committed to protecting the health of our employees and customers and also to protecting the investment our owners have made in us.”

Financial highlights for the third quarter of 2020:

●

Net income of $4.3 million was a decrease of $313 thousand (7%) from $4.6 million earned during the same period in the prior year. Earnings of $0.26 per share – diluted was the same compared to the same period in the prior year and reflects the impact of the following:

o	1.5 million shares of common stock repurchased between October of 2019 and April of 2020.
o	$1.1 million provision for loan and lease losses for the current quarter.
●	Net interest income increased $408 thousand (3%) to $14.1 million compared to $13.7 million for the same period in the prior year.
●	Net interest margin declined to 3.51% compared to 4.00% for the same period in the prior year.
●	Return on average assets decreased to 1.01% compared to 1.26% for the same period in the prior year.
●	Return on average equity decreased to 10.05% compared to 10.86% for the same period in the prior year.
●	Average loans totaled $1.209 billion, an increase of $180 million (17%) compared to average loans for the same period in the prior year.
●	Average earning assets totaled $1.601 billion, an increase of $241 million (18%) compared to average earning assets for the same period in the prior year.
●	Average deposits totaled $1.485 billion, an increase of $231 million (18%) compared to average deposits for the same period in the prior year.
o	Average non-maturing deposits totaled $1.345 billion, an increase of $248 million (23%) compared to the same period in the prior year.
o	Average certificates of deposit totaled $139.8 million, a decrease of $17.9 million (11%) compared to same period in the prior year.
●	The Company’s efficiency ratio was 54.8% compared to 56.4% during the same period in the prior year.
●

Nonperforming assets at September 30, 2020 totaled $8.1 million or 0.47% of total assets, a decrease of $4.7 million (37%) since September 30, 2019. The decrease in nonperforming assets results from one $10.9 million commercial real estate loan which was placed in nonaccrual status in the first quarter of 2019 and sold in the fourth quarter of 2019.

●	Book value per common share was $10.32 at September 30, 2020 compared to $9.42 at September 30, 2019.
●	Tangible book value per common share was $9.38 at September 30, 2020 compared to $8.51 at September 30, 2019.

Financial highlights for the nine months ended September 30, 2020:

●

Net income of $9.1 million was a decrease of $1.5 million (14%) from $10.6 million earned during the same period in the prior year. Earnings of $0.53 per share – diluted was a decrease of $0.06 (10%) per share from $0.59 per share – diluted earned during the same period in the prior year and reflects the impact of the following:

o	1.5 million shares of common stock repurchased between October of 2019 and April of 2020.
o	$5.3 million provision for loan and lease losses for the nine months ended September 30, 2020.
o	$1.1 million in non-recurring costs for the first quarter of 2020 associated with the termination of a technology management services contract and a previously announced severance agreement.
o

$2.7 million in non-recurring costs recorded during the nine months ended September 30, 2019 associated with our January 31, 2019 acquisition of Merchants National Bank of Sacramento and the name change of our subsidiary bank.

●	Net interest income increased $678 thousand (2%) to $40.9 million compared to $40.2 million for the same period in the prior year.
●	Net interest margin declined to 3.66% compared to 3.98% for the same period in the prior year.
●	Return on average assets decreased to 0.76% compared to 0.98% for the same period in the prior year.
●	Return on average equity decreased to 7.14% compared to 8.74% for the same period in the prior year.

●	Average loans totaled $1.142 billion, an increase of $124 million (12%) compared to average loans for the same period in the prior year.
●	Average earning assets totaled $1.493 billion, an increase of $143 million (11%) compared to the same period in the prior year.
●	Average deposits totaled $1.379 billion, an increase of $147 million (12%) compared to the same period in the prior year.
o	Average non-maturing deposits totaled $1.236 billion, an increase of $167 million (16%) compared to the same period in the prior year.
o	Average certificates of deposit totaled $143.3 million, a decrease of $19.7 million (12%) compared to the same period in the prior year.
●	The Company’s efficiency ratio was 60.2% compared to 66.5% for the same period in the prior year.
o	The Company’s efficiency ratio of 60.2% for the first nine months of 2020 included $1.1 million in non-recurring costs. The efficiency ratio excluding these costs was 57.7%.
o	The Company’s efficiency ratio of 66.5% for the first nine months of 2019 includes $2.7 million in non-recurring costs. The efficiency ratio excluding these non-recurring costs was 60.3%.
●	Nonperforming assets at September 30, 2020 totaled $8.1 million or 0.47% of total assets, an increase of $2.5 million (36% annualized) since December 31, 2019.
●	Book value per common share was $10.32 at September 30, 2020 compared to $9.62 at December 31, 2019.
●	Tangible book value per common share was $9.38 at September 30, 2020 compared to $8.71 at December 31, 2019.

Impact of COVID-19:

●

We have funded 606 loans totaling $163.5 million for the Small Business Administration’s Paycheck Protection Program (“PPP”) through September 30, 2020. The growth in our assets resulting from the PPP has impacted our Tier 1 Leverage capital ratio as we have not utilized the liquidity available to us from the Federal Reserve’s PPP Liquidity Facility and its associated beneficial capital treatment. Substantially all of the loans were made to existing customers and were funded under the two-year PPP loan program.

●

We have experienced significant increased deposit balances as all of the PPP loan funds were deposited into customer accounts at our bank and as a result of customer behavior that is focused on maintaining greater non-maturing deposit balances.

●	Organic loan growth continues to be slow as we maintain credit underwriting discipline in light of the current economic environment.
●

For the six month period from April through September SBA has made principal and interest payments on all our SBA 7(a) loans. The borrowers will resume responsibility for making their payments in October.

●	After considering qualitative factors, management determined that the Company’s goodwill was not impaired at September 30, 2020.
●	At September 30, 2020, our workforce totaled 211 employees of which 107 are working remotely.
●

All of our branch offices remain open, although they are operating under a reduced schedule. Our pandemic response team is continuing to modify and enhance our workforce and customer protection as additional information or requirements are promulgated by the state of California.

Forward-Looking Statements

Bank of Commerce Holdings wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995. This news release includes statements by the Company, which describe management’s expectations and developments, which may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21B of the Securities Act of 1934, as amended. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in the Company's public filings, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on the Company than expected and adversely affect the Company's ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new banks and/or branches are lower than expected; (4) our concentration in lending tied to real estate exposes us to the adverse effects of material increases in interest rates, declines in the general economy, tightening credit markets or declines in real estate values; (5) competitive pressure among financial institutions increases significantly; (6) legislation or regulatory requirements or changes adversely affect the businesses in which the Company is engaged; and (7) technological changes could expose us to new risks.

TABLE 1
SELECTED FINANCIAL INFORMATION - UNAUDITED
(dollars in thousands except per share data)

	For The Three Months Ended			For The Nine Months Ended
Net income, average assets and	September 30,		June 30,	September 30,
average shareholders' equity	2020	2019	2020	2020	2019
Net income	$4,329	$4,642	$3,847	$9,092	$10,592
Average total assets	$1,704,116	$1,462,444	$1,626,827	$1,595,386	$1,446,476
Average total earning assets	$1,601,436	$1,360,006	$1,523,157	$1,492,961	$1,350,173
Average shareholders' equity	$171,433	$169,608	$167,036	$170,201	$162,032

Selected performance ratios
Return on average assets	1.01%	1.26%	0.95%	0.76%	0.98%
Return on average equity	10.05%	10.86%	9.26%	7.14%	8.74%
Efficiency ratio	54.8%	56.4%	56.1%	60.2%	66.5%

Share and per share amounts
Weighted average shares - basic (1)	16,660	18,130	16,660	17,004	17,918
Weighted average shares - diluted (1)	16,696	18,196	16,689	17,044	17,981
Earnings per share - basic	$0.26	$0.26	$0.23	$0.53	$0.59
Earnings per share - diluted	$0.26	$0.26	$0.23	$0.53	$0.59

	At September 30,		At June 30,
Share and per share amounts	2020	2019	2020
Common shares outstanding (2)	16,792	18,212	16,739
Book value per common share (2)	$10.32	$9.42	$10.13
Tangible book value per common share (2)(3)	$9.38	$8.51	$9.17

Capital ratios (4)
Bank of Commerce Holdings
Common equity tier 1 capital ratio	12.61%	12.85%	12.34%
Tier 1 capital ratio	13.44%	13.69%	13.18%
Total capital ratio	15.53%	15.62%	15.27%
Tier 1 leverage ratio	9.60%	11.28%	9.82%
Tangible common equity ratio (5)	9.13%	10.64%	9.05%

Merchants Bank of Commerce
Common equity tier 1 capital ratio	14.01%	14.25%	13.72%
Tier 1 capital ratio	14.01%	14.25%	13.72%
Total capital ratio	15.26%	15.34%	14.97%
Tier 1 leverage ratio	9.99%	11.74%	10.21%

(1) Excludes unvested restricted shares issued in accordance with the Company's equity incentive plan, as they are non-participative in dividends or voting rights.
(2) Includes unvested restricted shares issued in accordance with the Company's equity incentive plan.

(3) Book value per share is computed by dividing total shareholders’ equity by shares outstanding. Tangible book value per share is computed by dividing total shareholders’ equity less goodwill and core deposit intangible, net by shares outstanding. Management believes that tangible book value per share is meaningful because it is a measure that the Company and investors commonly use to assess capital adequacy.

(4) The Company and the Bank continue to meet all capital adequacy requirements to which they are subject.

(5) Management believes the tangible common equity ratio is a useful measure of capital adequacy because it provides a meaningful base for period-to-period and company-to-company comparisons, which management believes will assist investors in assessing the capital of the Company and the ability of the Company to absorb potential losses. The tangible common equity ratio is calculated as total shareholders' equity less goodwill and core deposit intangible, net divided by total assets less goodwill and core deposit intangible, net.

BALANCE SHEET OVERVIEW

As of September 30, 2020, the Company had total consolidated assets of $1.740 billion, gross loans of $1.206 billion, allowance for loan and lease losses (“ALLL”) of $17 million, total deposits of $1.518 billion, and shareholders’ equity of $173 million.

TABLE 2
LOAN BALANCES BY TYPE - UNAUDITED
(dollars in thousands)

	At September 30,						At June 30,
		% of		% of	Change			% of
	2020	Total	2019	Total	Amount	%	2020	Total
Commercial	$121,025	10%	$152,195	15%	$(31,170)	(20)%	$126,024	10%
Paycheck protection program	163,493	14	—	—	163,493	100%	162,189	13
Real estate - construction and land development	40,289	3	35,606	3	4,683	13%	41,371	3
Real estate - commercial non-owner occupied	538,079	45	475,678	47	62,401	13%	521,004	44
Real estate - commercial owner occupied	210,455	17	210,767	20	(312)	—%	215,799	18
Real estate - residential - ITIN	30,071	2	34,036	3	(3,965)	(12)%	31,083	3
Real estate - residential - 1-4 family mortgage	57,867	5	64,747	6	(6,880)	(11)%	60,756	5
Real estate - residential - equity lines	20,296	2	22,729	2	(2,433)	(11)%	20,938	2
Consumer and other	24,490	2	37,324	4	(12,834)	(34)%	27,176	2
Gross loans	1,206,065	100%	1,033,082	100%	172,983	17%	1,206,340	100%
Deferred fees and costs	(1,037)		1,980		(3,017)		(1,603)
Loans, net of deferred fees and costs	1,205,028		1,035,062		169,966		1,204,737
Allowance for loan and lease losses	(16,873)		(12,285)		(4,588)		(16,089)
Net loans	$1,188,155		$1,022,777		$165,378		$1,188,648

Average loans during the quarter	$1,209,277		$1,029,534		$179,743	17%	$1,180,915
Average loans during the quarter (excluding PPP)	$1,046,187		$1,029,534		$16,653	2%	$1,048,139
Average yield on loans during the quarter	4.42%		5.01%		(0.59)	(12)%	4.50%
Average yield on all loans during the quarter (excluding PPP)	4.75%		5.01%		(0.26)	(5)%	4.76%
Average yield on all loans year to date	4.56%		4.98%		(0.42)	(8)%	4.64%
Average yield on all loans year to date (excluding PPP)	4.77%		4.98%		(0.21)	(4)%	4.78%

The Company recorded gross loan balances of $1.206 billion at September 30, 2020, compared with $1.033 billion and $1.206 billion at September 30, 2019 and June 30, 2020, respectively, an increase of $173 million and a decrease of $275 thousand, respectively.

The average yield on loans during the quarter was 4.42% compared to 5.01% and 4.50% for the quarters ended September 30, 2019 and June 30, 2020, respectively. Yields in the current quarter were negatively impacted by PPP loans, which averaged $163.1 million and yielded 2.31%.

Gross loan balances in the table above include a net fair value discount for loans acquired from Merchants of $1.1 million, $1.3 million and $1.9 million at September 30, 2020, June 30, 2020 and September 30, 2019, respectively. We recorded $233 thousand, $216 thousand and $193 thousand in accretion of the discount for these loans during the quarters ended September 30, 2020, June 30, 2020 and September 30, 2019, respectively.

We have funded 606 PPP loans totaling $163.5 million through September 30, 2020. Substantially all of the loans were made to existing customers and the loan proceeds were initially deposited with our institution. At origination, loan fee income net of loan origination costs totaled $4.3 million and is being earned over the 24-month life of the loans as a part of the loan yield. At September 30, 2020, $3.3 million remains to be earned in future quarters. The following tables provide additional information on the PPP loans by industry and by loan balance at September 30, 2020.

TABLE 3
PPP LOANS BY INDUSTRY - UNAUDITED
(dollars in thousands)

	At September 30, 2020
	Number	Balance
Construction	98	$64,750
Healthcare and Social Assistance	96	17,701
Professional, Scientific and Tech Services	78	12,155
Accommodation and Food Services	51	10,328
Admin, Support, Waste Management and Remediation Services	20	7,383
Primary Metal Manufacturing	16	6,641
Retail Trade	59	8,050
Other	188	36,485
Total	606	$163,493

TABLE 4
PPP LOANS BY LOAN SIZE - UNAUDITED
(dollars in thousands)

	At September 30, 2020
	Balance	Number	Average Loan Size
$150,000 or less	$20,604	390	$53
$150,001 to $350,000	25,406	110	231
$350,001 to $1,999,999	73,927	94	786
$2,000,000 or greater	43,556	12	3,630
Total	$163,493	606	$270

During the third quarter of 2020, the SBA began accepting applications for PPP loan forgiveness. The bank has 60 days to review and approve an application before submitting it to SBA, and then the SBA has 90 days to process it for forgiveness. The following table presents the progress of our loans in the forgiveness process.

TABLE 5
PPP LOANS FORGIVENESS APPLICATION STATUS - UNAUDITED
(dollars in thousands)

	At September 30, 2020
	Balance	Number	Average Loan Size
Borrower has not started application	$78,930	390	$202
Borrower is working on application	38,624	123	314
Borrower has completed application and the bank is reviewing it	32,400	73	444
Bank has approved application and submitted it to the SBA	13,539	20	677
SBA has approved the application and the loan has been repaid	—	—	—
Total	$163,493	606	$270

As of October 13, 2020, two of our PPP loans totaling $95 thousand that were outstanding on September 30, 2020 have been forgiven by the SBA.

TABLE 6
CASH, CASH EQUIVALENTS, AND INVESTMENT SECURITIES - UNAUDITED
(dollars in thousands)

	At September 30,						At June 30,
		% of		% of	Change			% of
	2020	Total	2019	Total	Amount	%	2020	Total
Cash and due from banks	$22,884	5%	$32,505	9%	$(9,621)	(30)%	$29,630	7%
Interest-bearing deposits in other banks	104,999	23	56,099	16	48,900	87%	126,132	29
Total cash and cash equivalents	127,883	28	88,604	25	39,279	44%	155,762	36

Investment securities:
U.S. government and agencies	31,811	7	40,467	11	(8,656)	(21)%	33,195	8
Obligations of state and political subdivisions	91,863	20	39,004	11	52,859	136%	76,888	18
Residential mortgage backed securities and collateralized mortgage obligations	165,693	35	165,994	46	(301)	—%	137,120	30
Corporate securities	—	—	2,992	1	(2,992)	(100)%	1,000	—
Commercial mortgage backed securities	19,576	4	22,822	6	(3,246)	(14)%	16,329	4
Other asset backed securities	28,089	6	1,062	—	27,027	2,545%	15,668	4
Total investment securities - AFS	337,032	72	272,341	75	64,691	24%	280,200	64

Total cash, cash equivalents and investment securities	$464,915	100%	$360,945	100%	$103,970	29%	$435,962	100%
Average yield on interest-bearing due from banks during the quarter	0.12%		2.07%		(1.95)		0.12%
Average yield on investment securities during the quarter - nominal	2.33%		2.75%		(0.42)		2.61%
Average yield on investment securities during the quarter - tax equivalent	2.50%		2.85%		(0.35)		2.78%

As of September 30, 2020, we maintained noninterest-bearing cash positions of $22.9 million and interest-bearing deposits of $105.0 million at the Federal Reserve Bank and correspondent banks.

Investment securities totaled $337.0 million at September 30, 2020, compared with $272.3 million and $280.2 million at September 30, 2019 and June 30, 2020, respectively. During the third quarter of 2020, we continued the deployment of excess cash into investment securities as deposits continued to grow. Investment purchases were comprised primarily of longer duration municipal bonds and lower coupon mortgage backed securities. During the third quarter of 2020, we purchased securities with a par value of $84.1 million and weighted average yield of 1.75% (2.09% tax equivalent) and sold securities with a par value of $5.8 million and weighted average yield of 2.67% (3.16% tax equivalent). The sales resulted in net realized gains of $258 thousand and $482 thousand for the quarter and nine months ended September 30, 2020, respectively.

Average securities balances for the quarters ended September 30, 2020, June 30, 2020 and September 30, 2019 were $296.8 million, $269.7 million and $271.6 million, respectively. Weighted average yields on securities balances for those same periods were 2.33%, 2.61% and 2.75%, respectively.

At September 30, 2020, our net unrealized gains on available-for-sale investment securities were $10.4 million compared with net unrealized gains of $3.3 million and $10.1 million at September 30, 2019 and June 30, 2020, respectively. The changes in net unrealized gains on the investment securities portfolio were due to changes in market interest rates.

TABLE 7
DEPOSITS BY TYPE - UNAUDITED
(dollars in thousands)

	At September 30,						At June 30,
		% of		% of	Change			% of
	2020	Total	2019	Total	Amount	%	2020	Total
Demand - noninterest-bearing	$542,060	36%	$412,410	33%	$129,650	31%	$521,751	35%
Demand - interest-bearing	280,370	18	239,547	19	40,823	17%	287,198	19
Money market	403,785	27	317,120	25	86,665	27%	405,322	27
Total demand	1,226,215	81	969,077	77	257,138	27%	1,214,271	81

Savings	151,016	10	137,441	11	13,575	10%	142,389	10
Total non-maturing deposits	1,377,231	91	1,106,518	88	270,713	24%	1,356,660	91

Certificates of deposit	140,900	9	155,621	12	(14,721)	(9)%	137,647	9
Total deposits	$1,518,131	100%	$1,262,139	100%	$255,992	20%	$1,494,307	100%

Total deposits at September 30, 2020, increased $256 million or 20% to $1.518 billion compared to September 30, 2019 and increased $23.8 million or 6% annualized compared to June 30, 2020. Total non-maturing deposits increased $270.7 million or 24% compared to the same date a year ago and increased $20.6 million or 6% annualized compared to June 30, 2020. The increase in non-maturing deposits compared to the same period one year ago was due to PPP loan program disbursements and changes in customer behavior, which is placing greater emphasis on increasing non-maturing deposit balances. Certificates of deposit decreased $14.7 million or 9% compared to the same date a year ago and increased $3.3 million or 9% annualized compared to June 30, 2020. The decrease in certificates of deposits compared to the same period one year ago reflects our decision to reduce reliance on public deposits.

The following table presents the average cost of interest-bearing deposits, all deposits and all interest-bearing liabilities for the periods indicated.

TABLE 8
AVERAGE COST OF FUNDS - UNAUDITED
For The Three Months Ended

	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2019	2019	2019	2019	2018
Interest-bearing deposits	0.36%	0.43%	0.53%	0.56%	0.56%	0.54%	0.49%	0.45%
Interest-bearing deposits and noninterest-bearing demand	0.23%	0.28%	0.35%	0.38%	0.38%	0.37%	0.34%	0.31%
All interest-bearing liabilities	0.44%	0.52%	0.65%	0.68%	0.68%	0.74%	0.67%	0.61%
All interest-bearing liabilities and noninterest-bearing demand	0.29%	0.34%	0.43%	0.46%	0.46%	0.52%	0.46%	0.42%

Stock Repurchase Program

We previously announced a program to repurchase 1.5 million common shares. Between October of 2019 and April of 2020, all 1.5 million shares were repurchased at a total cost of $13.6 million including commissions, or an average of $9.11 per share.

INCOME STATEMENT OVERVIEW

TABLE 9
SUMMARY INCOME STATEMENT - UNAUDITED
(dollars in thousands, except per share data)

	For The Three Months Ended
	September 30,		Change		June 30,	Change
	2020	2019	Amount	%	2020	Amount	%
Interest income	$15,218	$15,201	$17	0%	$14,997	$221	1%
Interest expense	1,088	1,479	(391)	(26)%	1,214	(126)	(10)%
Net interest income	14,130	13,722	408	3%	13,783	347	3%
Provision for loan and lease losses	1,100	—	1,100	100%	1,300	(200)	(15)%
Noninterest income	1,189	1,006	183	18%	955	234	25%
Noninterest expense	8,390	8,300	90	1%	8,270	120	1%
Income before provision for income taxes	5,829	6,428	(599)	(9)%	5,168	661	13%
Provision for income taxes	1,500	1,786	(286)	(16)%	1,321	179	14%
Net income	$4,329	$4,642	$(313)	(7)%	$3,847	$482	13%

Earnings per share - basic	$0.26	$0.26	$—	—%	$0.23	$0.03	13%
Weighted average shares - basic	16,660	18,130	(1,470)	(8)%	16,660	—	—%
Earnings per share - diluted	$0.26	$0.26	$—	—%	$0.23	$0.03	13%
Weighted average shares - diluted	16,696	18,196	(1,500)	(8)%	16,689	7	—%
Dividends declared per common share	$0.05	$0.05	$—	—%	$0.05	$—	—%

Third Quarter of 2020 Compared With The Third Quarter of 2019

Net income for the third quarter of 2020 decreased $313 thousand compared to the third quarter of 2019. In the current quarter, net interest income was $408 thousand higher, noninterest income was $183 thousand higher and income taxes were $286 thousand lower. These changes were partially offset by a provision for loan and lease losses that was $1.1 million higher and noninterest expense that was $90 thousand higher.

Net Interest Income

Net interest income increased $408 thousand compared to the same period a year ago.

Interest income for the third quarter of 2020 increased $17 thousand or less than 1% to $15.2 million.

●

Interest and fees on loans increased $435 thousand due to a $179.7 million increase in average loan balances partially offset by a 59 basis point decrease in the average yield. Much of the 59 basis point decrease was caused by PPP loans which yielded only 2.31%. The yield on loans exclusive of PPP loans declined 26 basis points.

●	Interest on investment securities decreased $139 thousand due to a 41 basis point decrease in average yield partially offset by a $25.2 million increase in average securities balances.
●

Interest on interest-bearing deposits due from banks decreased $279 thousand due to a 195 basis point decrease in average yield that was partially offset by a $36.4 million increase in average interest-bearing deposit balances. During 2020, in response to the economic effects of the COVID-19 pandemic, the Federal Reserve cut its interest rates by 150 to 175 basis points which has resulted in a decrease in our interest income.

Interest expense for the third quarter of 2020 decreased $391 thousand or 26% to $1.1 million.

●

Interest expense on interest-bearing deposits decreased $336 thousand. Average interest-bearing demand and savings deposit balances increased $122.8 million, while average certificate of deposit balances decreased $17.9 million. The average rate paid on interest-bearing deposits decreased 20 basis points.

●

Average FHLB borrowings were $10.0 million in the current quarter. The borrowings bear no interest under a program offered by the FHLB during the second quarter of 2020 in response to COVID-19 liquidity concerns. There were no borrowings during the same period a year ago.

●	Interest expense on other term debt increased $1 thousand. The average rate paid on other term debt increased three basis points.
●	Interest expense on junior subordinated debentures decreased $56 thousand. The average rate paid on junior subordinated debentures decreased 215 basis points.

Provision for Loan and Lease Losses

Net loan loss charge-offs were $316 thousand for the current quarter compared to net loan loss charge-offs of $160 thousand for the same period a year ago. Net loan charge-offs during the current quarter were primarily related to the unguaranteed portion of two commercial loans that are partially guaranteed under the California Capital Access Program for Small Business.

We recognized deterioration in the credit environment due to the economic effects of COVID-19 and have made changes to our qualitative factors (Q-Factors) in calculating our ALLL. As a result we recorded a provision for loan and lease losses of $1.1 million for the third quarter of 2020. There was no provision for loan and lease losses in the third quarter of 2019. A discussion of our provision is provided following Table 11.

Noninterest Income

Noninterest income for the three months ended September 30, 2020 increased $183 thousand compared to the same period a year previous. The increase was due $246 thousand in net gains on sale of investment securities during the third quarter of 2020.

Noninterest Expense

Noninterest expense for the three months ended September 30, 2020 increased $90 thousand compared to the same period a year previous. Increases in noninterest expense included the following items:

●	$121 thousand increase in salaries and related benefits.
●	$205 thousand increase in FDIC insurance premiums.

These increases were partially offset by decreases in travel, sponsorship and other noninterest expenses as a result of the pandemic.

The Company’s efficiency ratio was 54.8% for the third quarter of 2020. The ratio during the same period in 2019 was 56.4%.

Income Tax Provision

For the three months ended September 30, 2020, our income tax provision of $1.5 million on pre-tax income of $5.8 million was an effective tax rate of 25.7%. The tax provision for the third quarter of the prior year was $1.8 million on pre-tax income of $6.4 million for an effective rate of 27.8%. The effective tax rate has declined in the current period as a result of increased income from tax-exempt securities.

Third Quarter of 2020 Compared With The Second Quarter of 2020

Net income for the third quarter of 2020 increased $482 thousand compared to the second quarter of 2020. In the current quarter, net interest income was $347 thousand higher, provision for loan and lease losses was $200 thousand lower, noninterest income was $234 thousand higher. These changes were partially offset by noninterest expense that was $120 thousand higher and a provision for income taxes that was $179 thousand higher.

Net Interest Income

Net interest income increased $347 thousand over the prior quarter.

Interest income for the three months ended September 30, 2020 increased $221 thousand or 1% to $15.2 million.

●

Interest and fees on loans increased $224 thousand due to a $28.4 million increase in average loan balances partially offset by an eight basis point decrease in the average yield. Much of the eight basis point decrease was caused by PPP loans.

●	Interest on investment securities decreased $11 thousand due to a 28 basis point decrease in average yield partially offset by a $27.1 million increase in average securities balances.
●	Interest on interest-bearing deposits due from banks increased $8 thousand due to a $22.8 million increase in average balances.

Interest expense for the three months ended September 30, 2020 decreased $126 thousand or 10% to $1.1 million.

●

Interest expense on interest-bearing deposits decreased $110 thousand. Average interest-bearing demand and savings deposit balances increased $48.0 million, while average certificates of deposit decreased $3.2 million. The average rate paid on interest-bearing deposits decreased by seven basis points.

●

Interest expense on FHLB borrowings decreased $5 thousand. Average FHLB borrowings were $10.0 million in the current quarter compared to $16.0 million in the prior quarter. During the second quarter of 2020, we took an advance under our FHLB line of credit for $10.0 million, which bears no interest under a program offered by the FHLB during the second quarter of 2020 in response to COVID-19 liquidity concerns.

●	Interest expense on other term debt was unchanged at $184 thousand for both quarters.
●	Interest expense on other junior subordinated debentures decreased $11 thousand due to a 45 basis point decrease in the average rate paid.

Provision for Loan and Lease Losses

Net loan charge-offs were $316 thousand in the current quarter compared to $278 thousand in the prior quarter. As illustrated in Table 11 total nonaccrual loans increased by $1.4 million during the three months ended September 30, 2020 when compared to the previous quarter. Net loan charge-offs during the current quarter were primarily related to the unguaranteed portion of two commercial loans that are partially guaranteed under the California Capital Access Program for Small Business. Both loans were also placed in nonaccrual status during the quarter. We recorded a provision for loan and lease losses of $1.3 million and $1.1 million for the second and third quarters of 2020, respectively. A discussion of our provision is provided following Table 11.

Noninterest Income

Noninterest income for the three months ended September 30, 2020 increased $234 thousand including a $118 thousand increase in gain on sale of investment securities and $73 thousand increase in FHLB dividends.

Noninterest Expense

Noninterest expense for the three months ended September 30, 2020 increased $120 thousand compared to the prior quarter. The increase was primarily due to a deferred PPP loan origination cost benefit of approximately $600 recorded in the prior quarter which did not recur in the current quarter. This was offset during the current quarter by accruals for incentives and unused vacation which were $408 thousand lower.

The Company’s efficiency ratio was 54.8% for the third quarter of 2020 compared with 56.1% for the prior quarter.

Income Tax Provision

For the three months ended September 30, 2020, our income tax provision of $1.5 million on pre-tax income of $5.8 million was an effective tax rate of 25.7%. The income tax provision for the prior quarter of $1.3 million on pre-tax income of $5.2 million was an effective tax rate of 25.6%.

Earnings Per Share

Diluted earnings per share were $0.26 for the three months ended September 30, 2020 compared with diluted earnings per share of $0.26 for the same period a year ago and diluted earnings per share of $0.23 for the prior period. Net income and weighted average shares used to calculate earnings per share – diluted are summarized in Table 9 presented earlier in this press release.

TABLE 10a
NET INTEREST MARGIN - UNAUDITED
(dollars in thousands)

	For The Three Months Ended
	September 30, 2020			September 30, 2019			June 30, 2020
	Average		Yield /	Average		Yield /	Average		Yield /
	Balance	Interest(1)	Rate (5)	Balance	Interest(1)	Rate (5)	Balance	Interest(1)	Rate (5)
Interest-earning assets:
Loans net of PPP (2)	$1,046,187	$12,499	4.75%	$1,029,534	$13,013	5.01%	$1,048,139	$12,411	4.76%
PPP loans	163,090	949	2.31%	—	—	—%	132,776	813	2.46%
Taxable securities	228,045	1,284	2.24%	238,601	1,609	2.68%	211,195	1,329	2.53%
Tax-exempt securities (3)	68,766	457	2.64%	32,974	271	3.26%	58,540	423	2.91%
Interest-bearing depositsin other banks	95,348	29	0.12%	58,897	308	2.07%	72,507	21	0.12%
Average interest-earning assets	1,601,436	15,218	3.78%	1,360,006	15,201	4.43%	1,523,157	14,997	3.96%
Cash and due from banks	23,381			23,822			21,564
Premises and equipment, net	15,365			15,922			15,428
Goodwill	11,671			11,686			11,671
Other intangible assets, net	4,318			5,083			4,508
Other assets	47,945			45,925			50,499
Average total assets	$1,704,116			$1,462,444			$1,626,827

Interest-bearing liabilities:
Interest-bearing demand	$279,744	71	0.10%	$243,553	117	0.19%	$261,907	85	0.13%
Money market	387,995	289	0.30%	309,188	451	0.58%	365,368	317	0.35%
Savings	146,074	74	0.20%	138,296	131	0.38%	138,500	95	0.28%
Certificates of deposit	139,757	420	1.20%	157,620	491	1.24%	142,955	467	1.31%
Federal Home Loan Bank of San Francisco borrowings	10,000	—	—%	—	—	—%	16,044	5	0.13%
Other borrowings net of unamortized debt issuance costs	9,988	184	7.33%	9,942	183	7.30%	9,976	184	7.42%
Junior subordinated debentures	10,310	50	1.93%	10,310	106	4.08%	10,310	61	2.38%
Average interest-bearing liabilities	983,868	1,088	0.44%	868,909	1,479	0.68%	945,060	1,214	0.52%
Noninterest-bearing demand	531,459			405,853			497,636
Other liabilities	17,356			18,074			17,095
Shareholders’ equity	171,433			169,608			167,036
Average liabilities and shareholders’ equity	$1,704,116			$1,462,444			$1,626,827
Net interest income and net interest margin (4)		$14,130	3.51%		$13,722	4.00%		$13,783	3.64%

(1) Interest income on loans includes deferred fees and costs of approximately $240 thousand, $161 thousand, and $138 thousand for the three months ended September 30, 2020 and 2019 and June 30, 2020, respectively. Interest income on PPP loans includes $538 thousand and $476 thousand of fee income for the three months ended September 30, 2020 and June 30, 2020, respectively.

(2) Loans net of PPP includes average nonaccrual loans of $6.6 million, $13.2 million and $5.6 million for the three months ended September 30, 2020 and 2019 and June 30, 2020, respectively.
(3) Interest income and yields on tax-exempt securities are not presented on a taxable equivalent basis.

(4) Net interest margin is net interest income expressed as a percentage of average interest-earning assets. Net interest income for the three months ended September 30, 2020 and 2019 and June 30, 2020 included $233 thousand, $193 thousand and $216 thousand in accretion of the discount on the loans acquired from Merchants Holding Company, which improved the net interest margin by 7 basis points. Net interest income for the three months ended September 30, 2020 included $949 thousand in interest and fee income from PPP loans with an average balance of $163.1 million for the quarter, which decreased the net interest margin by 14 basis points.

(5) Yields and rates are calculated by dividing the income or expense by the average balance of the assets or liabilities, respectively, and annualizing the result.

TABLE 10b
NET INTEREST MARGIN - UNAUDITED
(dollars in thousands)

	For The Nine Months Ended
	September 30, 2020			September 30, 2019
	Average		Yield /	Average		Yield /
	Balance	Interest(1)	Rate (5)	Balance	Interest(1)	Rate (5)
Interest-earning assets:
Loans net of PPP (2)	$1,042,685	$37,248	4.77%	$1,017,127	$37,891	4.98%
PPP loans	98,857	1,762	2.38%	—	—	—%
Taxable securities	225,558	4,195	2.48%	247,139	5,106	2.76%
Tax-exempt securities (3)	54,112	1,151	2.84%	40,912	986	3.22%
Interest-bearing deposits in other banks	71,749	204	0.38%	44,995	772	2.29%
Average interest-earning assets	1,492,961	44,560	3.99%	1,350,173	44,755	4.43%
Cash and due from banks	22,314			22,375
Premises and equipment, net	15,514			15,445
Goodwill	11,671			10,450
Other intangible assets, net	4,508			4,780
Other assets	48,418			43,253
Average total assets	$1,595,386			$1,446,476

Interest-bearing liabilities:
Interest-bearing demand	$258,420	256	0.13%	$241,924	372	0.21%
Money market	353,775	1,009	0.38%	299,694	1,120	0.50%
Savings	140,048	287	0.27%	136,254	365	0.36%
Certificates of deposit	143,305	1,351	1.26%	163,020	1,478	1.21%
Federal Home Loan Bank of San Francisco borrowings	8,759	5	0.08%	12,894	247	2.56%
Other borrowings net of unamortized debt issuance costs	9,976	552	7.39%	11,213	623	7.43%
Junior subordinated debentures	10,310	201	2.60%	10,310	329	4.27%
Average interest-bearing liabilities	924,593	3,661	0.53%	875,309	4,534	0.69%
Noninterest-bearing demand	483,490			391,208
Other liabilities	17,102			17,927
Shareholders’ equity	170,201			162,032
Average liabilities and shareholders’ equity	$1,595,386			$1,446,476
Net interest income and net interest margin (4)		$40,899	3.66%		$40,221	3.98%

(1) Interest income on loans includes deferred fees and costs of approximately $636 thousand and $433 thousand for the nine months ended September 30, 2020 and 2019, respectively. Interest income on PPP loans includes $1.0 million of fee income for the nine months ended September 30, 2020.

(2) Loans net of PPP includes average nonaccrual loans of $5.8 million and $11.8 million for the nine months ended September 30, 2020 and 2019, respectively.
(3) Interest income and yields on tax-exempt securities are not presented on a taxable equivalent basis.

(4) Net interest margin is net interest income expressed as a percentage of average interest-earning assets. Net interest income for the nine months ended September 30, 2020 and 2019 included $612 thousand and $431 thousand in accretion of the discount on the loans acquired from Merchants Holding Company, which improved the net interest margin by 7 and 6 basis points, respectively. Net interest income for the nine months ended September 30, 2020 included $1.8 million in interest and fee income from PPP loans with an average balance of $98.9 million for the nine months ended September 30, 2020, which decreased the net interest margin by 9 basis points.

(5) Yields and rates are calculated by dividing the income or expense by the average balance of the assets or liabilities, respectively, and annualizing the result.

TABLE 11
ALLOWANCE FOR LOAN AND LEASE LOSSES ROLL FORWARD AND IMPAIRED LOAN TOTALS - UNAUDITED
(dollars in thousands)

	For The Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2020	2020	2019	2019
Beginning balance ALLL	$16,089	$15,067	$12,231	$12,285	$12,445
Provision for loan and lease losses	1,100	1,300	2,850	—	—
Loans charged-off	(502)	(356)	(169)	(174)	(319)
Loan loss recoveries	186	78	155	120	159
Ending balance ALLL	$16,873	$16,089	$15,067	$12,231	$12,285

	At September 30,	At June 30,	At March 31,	At December 31,	At September 30,
	2020	2020	2020	2019	2019
Nonaccrual loans:
Commercial	$1,549	$7	$39	$61	$139
Real estate - commercial non-owner occupied	1,062	1,062	—	—	10,099
Real estate - commercial owner occupied	3,750	3,647	3,103	3,103	—
Real estate - residential - ITIN	1,574	1,738	1,878	2,221	2,339
Real estate - residential - 1-4 family mortgage	145	180	184	191	198
Consumer and other	18	37	39	40	21
Total nonaccrual loans	8,098	6,671	5,243	5,616	12,796
Accruing troubled debt restructured loans:
Commercial	531	592	592	595	629
Real estate - residential - ITIN	3,597	3,642	3,891	3,957	4,072
Real estate - residential - equity lines	131	221	226	231	236
Total accruing troubled debt restructured loans	4,259	4,455	4,709	4,783	4,937

All other accruing impaired loans	—	—	—	—	—

Total impaired loans	$12,357	$11,126	$9,952	$10,399	$17,733

Gross loans outstanding at period end	$1,206,065	$1,206,340	$1,052,245	$1,032,903	$1,033,082

Impaired loans to gross loans	1.02%	0.92%	0.95%	1.01%	1.72%
Nonaccrual loans to gross loans	0.67%	0.55%	0.50%	0.54%	1.24%

Allowance for loan and lease losses as a percent of:
Gross loans	1.40%	1.33%	1.43%	1.18%	1.19%
Nonaccrual loans	208.36%	241.18%	287.37%	217.79%	96.01%
Impaired loans	136.55%	144.61%	151.40%	117.62%	69.28%

TABLE 12
ALLOWANCE, RESERVE AND DISCOUNT - UNAUDITED
(dollars in thousands)

	At September 30,	At June 30,	At March 31,	At December 31,	At September 30,
	2020	2020	2020	2019	2019
ALLL	$16,873	$16,089	$15,067	$12,231	$12,285
Reserve for unfunded commitments	800	800	695	695	695
Discount on acquired loans (1)	1,060	1,293	1,509	1,672	1,860
Total allowance, reserve and discount	$18,733	$18,182	$17,271	$14,598	$14,840

Gross loans	$1,206,065	$1,206,340	$1,052,245	$1,032,903	$1,033,082
PPP loans	163,493	162,189	—	—	—
Total gross loans net of PPP loans	$1,042,572	$1,044,151	$1,052,245	$1,032,903	$1,033,082

Total allowance, reserve and discount as a percentage of total gross loans net of PPP loans	1.80%	1.74%	1.64%	1.41%	1.44%

(1) Discount on acquired loans includes fair value discount for loans acquired from Merchants in January of 2019.

COVID‐19 Loan Analysis

During the third quarter of 2020, we continued to proactively monitor our loan portfolio by maintaining close contact with our borrowers to update our understanding of the impact of the pandemic on them, their businesses and the underlying collateral for our loans. For borrowers who continue to have been granted a loan payment deferral, we have evaluated their credit quality position and the potential for loss of principal.

We have segmented our commercial loan and commercial real estate loan portfolios (86% of gross loans excluding PPP loans) to identify those loans in industries that are most at risk or where other information indicates the borrower may be significantly impacted by the effects of COVID-19. The following table presents loans by industry that are most at risk or where other information indicates the loan or borrower may be highly impacted by COVID-19 and the related loan modifications. The table below includes $10.0 million and $21.3 million of SBA 7(a) (generally 75% guaranteed) loans in the high risk and low to moderate risk categories, respectively.

TABLE 13
COVID-19 LOAN ANALYSIS - UNAUDITED
(dollars in thousands)

	At September 30, 2020
	Individually Analyzed Loans With a COVID-19 Risk Of					Loan Modifications
			Low and					Low and
	High		Moderate	PPP	Total	High		Moderate
	#	Amount	Amount	Amount	Amount	#	Amount	#	Amount
CRE and C&I
Industries highly impacted by COVID-19:
Retail trade	12	$15,896	$24,641	$8,050	$48,587	—	$—	—	$—
Health care and social assistance	46	14,148	12,847	17,701	44,696	6	3,608	1	954
Hotels, motels and bed-and-breakfast inns	17	34,635	—	1,402	36,037	3	9,986	—	—
Other services	7	6,014	18,318	2,967	27,299	1	2,032	1	231
Restaurants, bars and caterers	20	11,103	—	6,370	17,473	2	1,606	—	—
Educational services	3	7,348	303	2,693	10,344	—	—	—	—
Arts, entertainment and recreation	20	4,200	60	4,579	8,839	5	1,698	—	—
Other industries	22	17,255	739,069	119,731	876,055	3	4,032	10	10,757
Residential, Consumer and All Other not individually analyzed	—	—	136,735	—	136,735	—	—	116	3,714
Total	147	$110,599	$931,973	$163,493	$1,206,065	20	$22,962	128	$15,656

% to gross loans		9.17%	77.27%	13.56%			1.90%		1.30%

Provision for Loan and Lease Losses

We monitor credit quality and the general economic environment to ensure that the ALLL is maintained at a level that is adequate to cover estimated credit losses in the loan and lease portfolio. Our review of ALLL adequacy utilizes both quantitative and qualitative factors. The quantitative analysis relies on historical loss rates which, unfortunately, are not indicative of potential losses related to a pandemic such as we are currently experiencing with COVID-19. In response to quantitative data deficiencies, we have placed greater reliance on qualitative factors (Q-Factors).

At September 30, 2020, our review of the adequacy of our allowance for loan and lease losses (ALLL) focused on our Q-Factor for “changes in the volume and severity of past due loans and other similar conditions”. We considered concentrations of credit in industries that are more likely to be significantly impacted by the effects of COVID-19. We evaluated our C&I portfolio by NAICS code and our CRE portfolio for concentrations of tenants and businesses in higher risk industries or for loans with higher LTVs. We also completed analyses on individual borrowers who may be higher risk. After updating this work, during the third quarter we significantly increased our Q-Factor for “changes in the volume and severity of past due loans and other similar conditions”. Our ALLL methodology, adjusted for the revised Q-Factor discussed above necessitated an ALLL of $16.9 million at September 30, 2020, an increase of 38% compared to our ALLL of $12.2 million at December 31, 2019. A provision for loan and lease losses of $1.1 million was recorded during the current quarter compared to $1.3 million in the prior quarter. There was no provision for loan and lease loss during the same quarter a year ago. Our ALLL as a percentage of gross loans was 1.40% as of September 30, 2020 compared to 1.19% as of September 30, 2019 and 1.33% as of June 30, 2020. Excluding SBA guaranteed PPP loans our ALLL as a percentage of gross loans was 1.62% as of September 30, 2020 compared to 1.54% as of June 30, 2020.

Management believes the Company’s ALLL is adequate at September 30, 2020. There is, however, no assurance that future loan and lease losses will not exceed the levels provided for in the ALLL and could possibly result in future charges to the provision for loan and lease losses.

At September 30, 2020, the recorded investment in loans classified as impaired totaled $12.4 million, with a corresponding specific reserve of $204 thousand compared to impaired loans of $17.7 million with a corresponding specific reserve of $335 thousand at September 30, 2019 and impaired loans of $11.1 million, with a corresponding specific reserve of $270 thousand at June 30, 2020. The increase in impaired loans during the current quarter was due to two commercial loans totaling $1.4 million that were placed on nonaccrual status during the third quarter of 2020.

TABLE 14
TROUBLED DEBT RESTRUCTURINGS - UNAUDITED
(dollars in thousands)

	At September 30,	At June 30,	At March 31,	At December 31,	At September 30,
	2020	2020	2020	2019	2019
Nonaccrual	$2,063	$2,194	$1,611	$1,680	$1,746
Accruing	4,259	4,455	4,709	4,783	4,937
Total troubled debt restructurings	$6,322	$6,649	$6,320	$6,463	$6,683

Troubled debt restructurings as a percentage of total gross loans	0.52%	0.55%	0.60%	0.63%	0.65%

There were no new troubled debt restructurings during the three months ended September 30, 2020. As of September 30, 2020, we had 92 restructured loans that qualified as troubled debt restructurings, of which 91 were performing according to their restructured terms.

Troubled Debt Restructuring Guidance

Financial institution regulators and the CARES Act have changed the treatment of short term loan modifications for borrowers impacted by COVID-19. The change provides that modifications made in response to COVID-19, to borrowers under certain circumstances, should not be considered a troubled debt restructuring.

We have responded to the needs of our borrowers in accordance with the CARES Act and regulatory guidance to grant short-term COVID-19 related loan modifications. These modified loans are not troubled debt restructurings and are not considered to be past due or non-performing. We have granted deferrals ranging from one to six months determined on a case-by-case basis considering the nature of the business and the impact of COVID-19. For some borrowers that where initially granted a deferral of less than 6 months, we have granted an additional deferral period on a case-by-case basis. Since March of 2020, we have granted 261 payment deferrals totaling $125.3 million. As of September 30, 2020 loans totaling $82.5 million have resumed making payments.

The following tables present approved loan deferrals that are still in effect at September 30, 2020. For the loans with payment deferrals at September 30, 2020, nine borrowers also received a PPP loan through our U.S. Small Business Administration (“SBA”) department.

TABLE 15a
COVID-19 LOAN DEFERRALS - UNAUDITED
(dollars in thousands)

	Payments Scheduled to Resume In The Three Months Ended
	December 31, 2020		March 31, 2021
	#	Amount	#	Amount	#	Total
Length of 1st deferral granted:
3 months	2	$1,748	—	$—	2	$1,748
5 months	2	935	—	—	2	935
6 months	18	19,986	3	484	21	20,470
Length of 2nd deferral granted:
2 months	1	2,873	—	—	1	2,873
3 months	7	6,865	1	2,033	8	8,898
Total loan deferrals	30	32,407	4	2,517	34	34,924

Loans serviced by others (1)	—	—	—	—	114	3,694
Total	30	$32,407	4	$2,517	148	$38,618

(1) Loans serviced by others are small residential mortgages and consumer home improvement loans, which are deferred on a short-term basis up to a maximum of six months.

TABLE 15b
COVID-19 LOAN DEFERRALS BY INDUSTRY - UNAUDITED
(dollars in thousands)

	Payments Scheduled to Resume In The Three Months Ended
	December 31, 2020		March 31, 2021
Industry:	#	Amount	#	Amount	#	Total
Health care and social assistance	6	$4,550	1	$12	7	$4,562
Hotels, motels and bed-and-breakfast inns	3	9,986	—	—	3	9,986
Other services	1	231	1	2,033	2	2,264
Restaurants, bars and caterers	2	1,605	—	—	2	1,605
Arts, entertainment and recreation	5	1,698	—	—	5	1,698
Other industries	13	14,337	2	472	15	14,809
Total loan deferrals	30	32,407	4	2,517	34	34,924

Loans serviced by others (1)	—	—	—	—	114	3,694
Total	30	$32,407	4	$2,517	148	$38,618

(1) Loans serviced by others are small residential mortgages and consumer home improvement loans, which are deferred on a short-term basis up to a maximum of six months.

The following table presents nonperforming assets at the dates indicated.

TABLE 16
NONPERFORMING ASSETS - UNAUDITED
(dollars in thousands)

	At September 30,	At June 30,	At March 31,	At December 31,	At September 30,
	2020	2020	2020	2019	2019
Total nonaccrual loans	$8,098	$6,671	$5,243	$5,616	$12,796
90 days past due and still accruing	—	—	2	—	—
Total nonperforming loans	8,098	6,671	5,245	5,616	12,796

Other real estate owned ("OREO")	8	8	8	35	58
Total nonperforming assets	$8,106	$6,679	$5,253	$5,651	$12,854

Nonperforming loans to gross loans	0.67%	0.55%	0.50%	0.54%	1.24%
Nonperforming assets to total assets	0.47%	0.39%	0.36%	0.38%	0.87%

The following table summarizes when loans are projected to reprice by year and rate index as of September 30, 2020.

TABLE 17
LOANS BY RATE INDEX AND PROJECTED REPRICING - UNAUDITED
(dollars in thousands)

	At September 30, 2020
						Years 6
						Through	Beyond
Rate Index:	Year 1	Year 2	Year 3	Year 4	Year 5	Year 10	Year 10	Total
Fixed	$151,140	$112,246	$80,366	$31,253	$28,809	$163,536	$22,862	$590,212
Variable:
Prime	84,620	4,712	7,187	6,788	7,724	1,412	—	112,443
5 Year Treasury	46,749	60,366	87,327	66,646	105,976	48,013	—	415,077
7 Year Treasury	3,252	609	4,764	5,631	368	13,560	—	28,184
1 Year LIBOR	21,748	—	—	—	—	—	—	21,748
Other Indexes	5,627	1,668	2,030	1,443	7,314	10,278	906	29,266
Total variable	161,996	67,355	101,308	80,508	121,382	73,263	906	606,718

Nonaccrual	2,109	1,026	994	695	498	2,015	761	8,098
Total	$315,245	$180,627	$182,668	$112,456	$150,689	$238,814	$24,529	$1,205,028

For variable rate loans, the following table summarizes those that are at or above their floor rate, and those that do not possess a contractual floor rate.

TABLE 18
LOAN FLOORS - UNAUDITED
(dollars in thousands)

	At September 30, 2020
	Loans At	Loans Above
	Floor Rate	Floor Rate	Total
Variable rate loans with floors:
Prime	$58,674	$4,977	$63,651
5 year Treasury	339,407	47,132	386,539
7 Year Treasury	28,184	—	28,184
1 Year LIBOR	—	726	726
Other Indexes	15,141	1,260	16,401
	$441,406	$54,095	495,501

Variable rate loans without floors:
Prime			48,792
5 year Treasury			28,538
1 Year LIBOR			21,022
Other Indexes			12,865
			111,217

Total accruing variable rate loans			$606,718

Nonaccrual			8,098
Total variable rate loans			$614,816

TABLE 19
UNAUDITED CONSOLIDATED
BALANCE SHEET
(dollars in thousands, except per share data)

	At September 30,		Change		At June 30,
	2020	2019	$	%	2020
Assets:
Cash and due from banks	$22,884	$32,505	$(9,621)	(30)%	$29,630
Interest-bearing deposits in other banks	104,999	56,099	48,900	87%	126,132
Total cash and cash equivalents	127,883	88,604	39,279	44%	155,762
Securities available-for-sale, at fair value	337,032	272,341	64,691	24%	280,200
Loans, net of deferred fees and costs	1,205,028	1,035,062	169,966	16%	1,204,737
Allowance for loan and lease losses	(16,873)	(12,285)	(4,588)	(37)%	(16,089)
Net loans	1,188,155	1,022,777	165,378	16%	1,188,648
Premises and equipment, net	15,210	16,084	(874)	(5)%	15,466
Other real estate owned	8	58	(50)	(86)%	8
Life insurance	24,086	23,576	510	2%	23,968
Deferred tax asset, net	2,571	4,818	(2,247)	(47)%	2,645
Goodwill	11,671	11,671	—	—%	11,671
Other intangible assets, net	4,235	5,001	(766)	(15)%	4,426
Other assets	29,037	27,497	1,540	6%	29,102
Total assets	$1,739,888	$1,472,427	$267,461	18%	$1,711,896
Liabilities and shareholders' equity:
Demand - noninterest-bearing	$542,060	$412,410	$129,650	31%	$521,751
Demand - interest-bearing	280,370	239,547	40,823	17%	287,198
Money market	403,785	317,120	86,665	27%	405,322
Savings	151,016	137,441	13,575	10%	142,389
Certificates of deposit	140,900	155,621	(14,721)	(9)%	137,647
Total deposits	1,518,131	1,262,139	255,992	20%	1,494,307
Term debt:
Federal Home Loan Bank of San Francisco borrowings	10,000	—	10,000	100%	10,000
Other borrowings	10,000	10,000	—	—%	10,000
Unamortized debt issuance costs	(7)	(55)	48	87%	(19)
Net term debt	19,993	9,945	10,048	101%	19,981
Junior subordinated debentures	10,310	10,310	—	—%	10,310
Other liabilities	18,104	18,396	(292)	(2)%	17,743
Total liabilities	1,566,538	1,300,790	265,748	20%	1,542,341
Shareholders' equity:
Common stock	58,872	72,200	(13,328)	(18)%	58,749
Retained earnings	107,154	97,100	10,054	10%	103,658
Accumulated other comprehensive income, net of tax	7,324	2,337	4,987	213%	7,148
Total shareholders' equity	173,350	171,637	1,713	1%	169,555
Total liabilities and shareholders' equity	$1,739,888	$1,472,427	$267,461	18%	$1,711,896
Total interest-earning assets	$1,636,661	$1,360,184	$276,477	20%	$1,600,922
Shares outstanding	16,792	18,212	(1,420)	(8)%	16,739
Book value per share (1)	$10.32	$9.42	$0.90	10%	$10.13
Tangible book value per share (1)	$9.38	$8.51	$0.87	10%	$9.17

(1)  Book value per share is computed by dividing total shareholders’ equity by shares outstanding. Tangible book value per share is computed by dividing total shareholders’ equity less goodwill and core deposit intangible, net by shares outstanding. Management believes that tangible book value per share is meaningful because it is a measure that the Company and investors commonly use to assess capital adequacy.

TABLE 20
UNAUDITED
INCOME STATEMENT
(dollars in thousands, except per share data)

	For The Three Months Ended					For The Nine Months Ended
	September 30,		Change		June 30,	September 30,
	2020	2019	$	%	2020	2020	2019
Interest income:
Interest and fees on loans	$13,448	$13,013	$435	3%	$13,224	$39,010	$37,891
Interest on taxable securities	1,284	1,609	(325)	(20)%	1,329	4,195	5,106
Interest on tax-exempt securities	457	271	186	69%	423	1,151	986
Interest on interest-bearing deposits in other banks	29	308	(279)	(91)%	21	204	772
Total interest income	15,218	15,201	17	—%	14,997	44,560	44,755
Interest expense:
Interest on demand deposits	71	117	(46)	(39)%	85	256	372
Interest on money market	289	451	(162)	(36)%	317	1,009	1,120
Interest on savings	74	131	(57)	(44)%	95	287	365
Interest on certificates of deposit	420	491	(71)	(14)%	467	1,351	1,478
Interest on Federal Home Loan Bank of San Francisco borrowings	—	—	—	—%	5	5	247
Interest on other borrowings	184	183	1	1%	184	552	623
Interest on junior subordinated debentures	50	106	(56)	(53)%	61	201	329
Total interest expense	1,088	1,479	(391)	(26)%	1,214	3,661	4,534
Net interest income	14,130	13,722	408	3%	13,783	40,899	40,221
Provision for loan and lease losses	1,100	—	1,100	100%	1,300	5,250	—
Net interest income after provision for loan and lease losses	13,030	13,722	(692)	(5)%	12,483	35,649	40,221
Noninterest income:
Service charges on deposit accounts	142	177	(35)	(20)%	152	463	532
ATM and point of sale fees	297	293	4	1%	263	828	876
Payroll and benefit processing fees	152	158	(6)	(4)%	143	465	486
Life insurance	125	126	(1)	(1)%	148	396	410
Gain on investment securities, net	258	12	246	2,050%	140	482	137
Federal Home Loan Bank of San Francisco dividends	109	131	(22)	(17)%	36	275	376
(Loss) gain on sale of OREO	—	—	—	—%	—	(23)	41
Other income	106	109	(3)	(3)%	73	150	305
Total noninterest income	1,189	1,006	183	18%	955	3,036	3,163

TABLE 20 - CONTINUED
UNAUDITED
INCOME STATEMENT
(dollars in thousands, except per share data)

	For The Three Months Ended					For The Nine Months Ended
	September 30,		Change		June 30,	September 30,
	2020	2019	$	%	2020	2020	2019
Noninterest expense:
Salaries and related benefits	5,126	5,005	121	2%	4,965	15,978	15,880
Premises and equipment	951	933	18	2%	826	2,631	2,836
Federal Deposit Insurance Corporation insurance premium	101	(104)	205	197%	90	227	91
Data processing	581	582	(1)	—%	585	1,697	1,796
Professional services	342	392	(50)	(13)%	469	1,145	1,230
Telecommunications	157	194	(37)	(19)%	156	484	547
Acquisition and merger	—	(113)	113	100%	—	—	2,193
Other expenses	1,132	1,411	(279)	(20)%	1,179	4,281	4,261
Total noninterest expense	8,390	8,300	90	1%	8,270	26,443	28,834
Income before provision for income taxes	5,829	6,428	(599)	(9)%	5,168	12,242	14,550
Provision for income taxes	1,500	1,786	(286)	(16)%	1,321	3,150	3,958
Net income	$4,329	$4,642	$(313)	(7)%	$3,847	$9,092	$10,592

Earnings per share - basic	$0.26	$0.26	$—	—%	$0.23	$0.53	$0.59
Weighted average shares - basic	16,660	18,130	(1,470)	(8)%	16,660	17,004	17,918
Earnings per share - diluted	$0.26	$0.26	$—	—%	$0.23	$0.53	$0.59
Weighted average shares - diluted	16,696	18,196	(1,500)	(8)%	16,689	17,044	17,981

TABLE 21
UNAUDITED CONDENSED CONSOLIDATED
QUARTERLY AVERAGE BALANCE SHEETS
(dollars in thousands)

	For The Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2020	2020	2019	2019
Earning assets:
Loans	$1,209,277	$1,180,915	$1,033,689	$1,031,702	$1,029,534
Taxable securities	228,045	211,195	237,405	245,487	238,601
Tax-exempt securities	68,766	58,540	34,869	32,158	32,974
Interest-bearing deposits in other banks	95,348	72,507	47,135	81,099	58,897
Total earning assets	1,601,436	1,523,157	1,353,098	1,390,446	1,360,006

Cash and due from banks	23,381	21,564	21,987	24,083	23,822
Premises and equipment, net	15,365	15,428	15,753	16,049	15,922
Goodwill	11,671	11,671	11,671	11,671	11,686
Other intangible assets, net	4,318	4,508	4,701	4,890	5,083
Other assets	47,945	50,499	46,809	45,504	45,925
Total assets	$1,704,116	$1,626,827	$1,454,019	$1,492,643	$1,462,444

Liabilities and shareholders' equity:
Demand - noninterest-bearing	$531,459	$497,636	$420,847	$428,420	$405,853
Demand - interest-bearing	279,744	261,907	233,375	244,276	243,553
Money market	387,995	365,368	307,587	318,127	309,188
Savings	146,074	138,500	135,504	138,155	138,296
Certificates of deposit	139,757	142,955	147,241	153,223	157,620
Total deposits	1,485,029	1,406,366	1,244,554	1,282,201	1,254,510

Federal Home Loan Bank of San Francisco borrowings	10,000	16,044	220	—	—
Other borrowings net of unamortized debt issuance costs	9,988	9,976	9,963	9,952	9,942
Junior subordinated debentures	10,310	10,310	10,310	10,310	10,310
Other liabilities	17,356	17,095	16,852	17,795	18,074
Total liabilities	1,532,683	1,459,791	1,281,899	1,320,258	1,292,836

Shareholders' equity	171,433	167,036	172,120	172,385	169,608
Liabilities & shareholders' equity	$1,704,116	$1,626,827	$1,454,019	$1,492,643	$1,462,444

TABLE 22
UNAUDITED CONDENSED CONSOLIDATED
YEAR TO DATE AVERAGE BALANCE SHEETS
(dollars in thousands)

	For the Nine Months Ended		For the Twelve Months Ended
	September 30,	September 30,	December 31,	December 31,	December 31,
	2020	2019	2019	2018	2017
Earning assets:
Loans	$1,141,542	$1,017,127	$1,020,801	$915,360	$818,119
Taxable securities	225,558	247,139	246,723	207,407	165,333
Tax-exempt securities	54,112	40,912	38,706	50,330	74,231
Interest-bearing deposits in other banks	71,749	44,995	54,095	47,038	66,872
Total earning assets	1,492,961	1,350,173	1,360,325	1,220,135	1,124,555

Cash and due from banks	22,314	22,375	22,806	20,468	18,301
Premises and equipment, net	15,514	15,445	15,598	13,952	15,567
Goodwill	11,671	10,450	10,758	665	665
Other intangible assets, net	4,508	4,780	4,807	1,252	1,471
Other assets	48,418	43,253	43,818	32,369	37,692
Total assets	$1,595,386	$1,446,476	$1,458,112	$1,288,841	$1,198,251

Liabilities and shareholders' equity:
Demand - noninterest-bearing	$483,490	$391,208	$400,588	$332,197	$289,735
Demand - interest-bearing	258,420	241,924	242,516	238,328	209,792
Money market	353,775	299,694	304,340	250,685	224,913
Savings	140,048	136,254	136,733	109,025	111,376
Certificates of deposit	143,305	163,020	160,550	168,183	205,648
Total deposits	1,379,038	1,232,100	1,244,727	1,098,418	1,041,464

Federal Home Loan Bank of San Francisco borrowings	8,759	12,894	9,644	22,466	302
Other borrowings net of unamortized debt issuance costs	9,976	11,213	10,895	15,143	17,981
Junior subordinated debentures	10,310	10,310	10,310	10,310	10,310
Other liabilities	17,102	17,927	17,894	12,286	12,293
Total liabilities	1,425,185	1,284,444	1,293,470	1,158,623	1,082,350

Shareholders' equity	170,201	162,032	164,642	130,218	115,901
Liabilities & shareholders' equity	$1,595,386	$1,446,476	$1,458,112	$1,288,841	$1,198,251

About Bank of Commerce Holdings

Bank of Commerce Holdings is a bank holding company headquartered in Sacramento, California and is the parent company for Merchants Bank of Commerce. The Bank is an FDIC-insured California banking corporation providing community banking and financial services in northern California from Sacramento to Yreka along the Interstate 5 corridor. The Bank was incorporated as a California banking corporation on November 25, 1981 and opened for business on October 22, 1982. The Company’s common stock is listed on the NASDAQ Global Market and trades under the symbol “BOCH”.

Contact Information:

Randall S. Eslick, President and Chief Executive Officer

Telephone Direct (916) 677-5800

James A. Sundquist, Executive Vice President and Chief Financial Officer

Telephone Direct (916) 677-5825

Andrea M. Newburn, Vice President and Senior Administrative Officer / Corporate Secretary

Telephone Direct (530) 722-3959